CounterPath Announces Voting Results for Election of Directors and Appointment of Chief Executive Officer

VANCOUVER, BC, Canada - September 20, 2019 - CounterPath Corporation (NASDAQ: CPAH) (TSX: PATH) (the "Company" or "CounterPath"), a global provider of award-winning, over-the-top (OTT) Unified Communications (UC) solutions for enterprises and service providers, announced that, at its annual meeting held September 19, 2019 (the "Meeting"), all of the nominees for election as directors of CounterPath referred to in its definitive proxy statement dated August 15, 2019 for the Meeting were elected.

A total of 4,399,853 common shares representing 73.89% of the outstanding common shares were present in person or by proxy at the Meeting. The result of the votes held, either in person or by proxy, were as follows:

Resolution	Vote Type	Total Votes	% Voted
Steven Bruk	For	3,076,570	95.27%
	Against	151,985	4.70%
	Withheld	854	0.03%
Chris Cooper	For	3,027,830	93.76%
	Against	200,736	6.21%
	Withheld	843	0.03%
Bruce Joyce	For	3,029,349	93.80%
	Against	199,837	6.19%
	Withheld	223	0.01%
Owen Matthews	For	3,029,349	93.81%
	Against	198,387	6.14%
	Withheld	1,673	0.05%
Terence Matthews	For	3,069,015	95.03%
	Against	160,171	4.96%
	Withheld	223	0.01%
Larry Timlick	For	3,038,376	94.08%
	Against	190,810	5.91%
	Withheld	223	0.01%

The results of other matters considered at the Meeting are reported in the Report of Voting Results as filed on SEDAR (www.sedar.com) filed on September 20, 2019 and the Form 8-K as filed on EDGAR (http://www.sec.gov/edgar.shtml), filed on September 20, 2019.

CounterPath also announced today that the Board of Directors has appointed David Karp as Chief Executive Officer.  Mr. Karp previously held the positions of Chief Financial Officer and Interim Chief Executive Officer.

CounterPath Announces Voting Results for Election of Directors and Appointment of Chief Executive Officer

"The Board of Directors was unanimous in its decision to promote David to the position of CEO," said Terry Matthews, Chairman of the Board.  "He has demonstrated strong leadership skills and effective stewardship of the business over the last year. His strong operational skills and ability to bring people together, positions CounterPath for success."

"CounterPath is a leader in unified communications and I am proud to have the opportunity to drive the implementation of our strategy in this role," said David Karp.  "We have a significant opportunity for value creation as we continue to increase the level of communication services and recurring revenue licensing.  I look forward to working with our team as we focus on expanding our sales from both new customers and from our extensive existing base."

CounterPath also announced today that Todd Carothers became the Chief Revenue Officer. Mr. Carothers was formerly CounterPath's Executive Vice President of Sales, Marketing and Product.  Karen Luk became the Vice President of Finance. Ms. Luk was formerly CounterPath's Controller. Ms. Luk is a Canadian designated Chartered Professional Accountant and is also a Certified Public Accountant licensed in the State of California.

Forward-Looking Statements

This news release contains "forward-looking statements". Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, outlook, expectations or intentions regarding the future, including the statements that (1) David Karp's strong operational skills and ability to bring people together, positions CounterPath for success; (2) CounterPath has a significant opportunity for value creation as it continues to increase the level of communication services and recurring revenue licensing; and (3) Counterpath's focus on expanding CounterPath's sales from both new customers and from CounterPath's extensive existing base. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (1) the variability in the Company's sales from reporting period to reporting period due to extended sales cycles as a result of selling the Company's products through channel partners or the length of time of deployment of the Company's products by its customers; (2) the Company's ability to manage its operating expenses, which may adversely affect its financial condition and ability to continue to operate as a going concern; (3) the Company's ability to remain competitive as other better financed competitors develop and release competitive products; (4) a decline in the Company's stock price or insufficient investor interest in the Company's securities which may impact the Company's ability to raise additional financing as required or may cause the Company to be delisted from a stock exchange on which its common stock trades; (5) the impact of intellectual property litigation that could materially and adversely affect the Company's business; (6) the success by the Company of the sales of its current and new products; (7) the impact of technology changes on the Company's products and industry; (8) the failure to develop new and innovative products using the Company's technologies including the refresh of our Software-as-a Service (SaaS) solution; and (9) the potential dilution to shareholders or overhang on the Company's share price of its outstanding stock options.  Readers should also refer to the risk disclosures outlined in the Company's quarterly reports on Form 10-Q, the Company's annual reports on Form 10-K, and the Company's other disclosure documents filed from time-to-time with the Securities and Exchange Commission at http://www.sec.gov and the Company's interim and annual filings and other disclosure documents filed from time-to-time on SEDAR at www.sedar.com.

CounterPath Announces Voting Results for Election of Directors and Appointment of Chief Executive Officer

About CounterPath

CounterPath Unified Communications solutions are changing the face of telecommunications. An industry and user favorite, Bria® softphones for desktop, tablet and mobile devices, together with Stretto Platform™ server solutions, enable service providers, OEMs and enterprises large and small around the globe to offer a seamless and unified communications experience across any networks. The Bria and Stretto combination enables an improved user experience as an overlay to the most popular UC and IMS telephony and application servers on the market today. Standards-based, cost-effective and reliable, CounterPath's award-winning solutions deliver high-quality voice and video calling, messaging, and presence offerings to our customers such as AT&T, Avaya, Bell Canada, BT, Liberty Global, Ribbon Communications, Uber, and Vonex. Visit counterpath.com and follow @counterpath.

Visit www.CounterPath.com.

Contact:

Investor Relations

ir@counterpath.com